ARTICLES OF AMENDMENT
                         TO THE CHARTER
                               OF
                        PROFFITT'S, INC.


     Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its Certificate of
Incorporation:

     1.   The name of the corporation is PROFFITT'S, INC.

     2.   The text of each amendment is as follows:

          A. The first paragraph of ARTICLE VI of the Charter is hereby deleted in its entirety and the following paragraph shall be inserted in lieu thereof:

          ARTICLE VI. Shares. The maximum number of shares of all classes of stock which the corporation shall have the authority to issue is 110,000,000 shares consisting of 10,000,000 shares of Series Preferred Stock, with a par value of $1.00 per share (herein called the "Series Preferred Stock") and 100,000,000 shares of Common Stock, with a par value of $.10 per share (herein called the "Common Stock").

     3.   The corporation is a for-profit corporation.

     4. The amendment was duly adopted on June 29, 1993 by the Board of Directors and the Shareholders of the Corporation.

     6. These articles of amendment are to be effective when these articles are filed by the Secretary of State.

     Dated:  October 7, 1993

                         PROFFITT'S, INC.


                         By:/s/ Julia A. Bentley
                            ____________________

                                Julia A. Bentley, Secretary